June 20, 2005

Via U.S. Mail and Fax (206- 652-2911)
Ole Bertram
President and Chief Executive Officer
Hungarian Telephone & Cable Corp
1201 Third Avenue, Suite 3400
Seattle, WA 98101

Re:	Hungarian Telephone & Cable Corp
	Form 10-K for the year ended December 31, 2004
      Filed March 30, 2005

Form 10-Q for the quarter ended March 31, 2005

	File No. 1-11484



Dear Mr. Bertram:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



     						 Sincerely,



       						Larry Spirgel
    						Assistant Director


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Mr. Earle A. MacKenzie
Shenandoah Telecommunications Company
January 31, 2005
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE